UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 26, 2025

Date of earliest event reported

Trailblazer Merger Corporation I

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41668	87-3710376
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

510 Madison Avenue Suite 1401 New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 586-8224

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TBMC	The Nasdaq Stock Market LLC
Rights	TBMCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On September 29, 2024, Trailblazer Merger Corporation I, a Delaware corporation (the “Company”) filed a supplement (the “Proxy Supplement”) to its proxy statement dated September 3, 2025 (the “Proxy Statement”) in connection with its annual meeting of stockholders (the “Meeting”) held on September 26, 2024, at 10:00 a.m., Eastern Time. The Meeting was duly held on September 26, 2024 at 10:00 A.M. Eastern Time wherein the only proposal to be voted on by stockholders of the Company was a proposal to adjourn the annual meeting to September 29, 2024 at 10:00 A.M., Eastern time, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “adjourned meeting”). That proposal was approved by the requisite number of stockholders. Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Proxy Statement as so supplemented by the Proxy Supplement.

The purpose of the Proxy Supplement is to supplement the Proxy Statement with certain new and/or revised information relating to the adjourned meeting as follows:

●	Change in Terms for Extension. Proposal No. 1 of the Proxy Statement originally provided that if the Extension Amendment Proposal is approved and the Charter Extension becomes effective, within five business days of the date of the Annual Meeting, the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) would make an initial deposit into the Trust Account in an amount equal to the lesser of (i) $0.015 for each outstanding share of Public Stock after giving effect to the Redemption, and (ii) $100,000, in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender. The initial deposit would extend the deadline for completing the Business Combination to October 30, 2025. For each subsequent monthly extension approved by the Board after September 30, 2025, an additional deposit equal to the initial deposit would further extend the deadline by one month, up to the Charter Extension Date.

The Proxy Supplement changes the amount to be deposited into the Trust Account each month to an amount equal to $0.035 multiplied by the number of public shares of the Company that are not redeemed in connection with the Meeting.

Payment of Taxes Prior to Distributions from the Trust Account. As of September 26, 2025, the redemption price per share was approximately $11.68, after factoring for withdrawals for taxes as described below, based on the aggregate amount on deposit in the Trust Account of approximately $27,915,602 as of September 26, 2025 (including interest not previously released to the Company to pay its franchise and income taxes), divided by the total number of then outstanding shares of the Company’s publicly held stock. With respect thereto, and in accordance with the terms of the Trust Agreement, the Company advises its stockholders that prior to making any redemption distributions from the Trust Account related to the annual meeting, the Company intends to withdraw interest from the Trust Account in order to pay its estimated income and franchise taxes through September 30, 2025 in their entirety as estimated below.

Trust Balance as of September 26, 2025 (including accrued but unpaid interest)	$27,915,602

Amounts to be withdrawn for Tax Obligations	$(127,217)

Estimated Trust Balance After Tax Withdrawal	$27,788,384

Estimated Amount Per Share After Tax Withdrawal	$11.68 ((based on 2,379,616 shares of common stock subject to redemption

The Company does not intend to extend the redemption deadline and does not intend to solicit additional proxies.

Any request for redemption, once made by a stockholder, may be withdrawn at any time. If a stockholder has previously submitted a request to redeem its shares of Class A Common Stock in connection with the Meeting and would like to reverse such request, such stockholder may make such request by contacting the Company’s transfer agent at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

A copy of the proxy supplement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

No.	Name
99.1	Proxy Supplement dated September 29, 2024
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2025

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

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